Exhibit 99.1

KNIGHT CAPITAL GROUP, INC.

2009 INDUCEMENT AWARD PLAN

ARTICLE I

PURPOSE AND EFFECTIVENESS

1.1 Purpose. The purpose of the Knight Capital Group, Inc. 2009 Inducement Award Plan (the “Plan”) is to assist the Company and its Affiliates in attracting new employees, and to allow new employees of the Company and its Affiliates to acquire equity ownership in the Company, thereby strengthening their commitment to the success of the Company and stimulating their efforts on behalf of the Company. To achieve these objectives, the Plan is intended to provide only Awards that constitute Employment Inducement Awards.

1.2 Effective Date. The Plan became effective on June 1, 2009, the date the Plan was approved by the Company’s Compensation Committee (the “Effective Date”).

1.3 Term of Plan. The Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any Awards under it are outstanding; provided, however, that no Awards may be granted under the Plan after the ten-year anniversary of the Effective Date (except for Awards granted pursuant to commitments entered into under the Plan prior to such ten-year anniversary).

1.4 Forms of Awards. Awards made under the Plan may be in the form of Options, Stock Appreciation Rights, or Stock Awards, all as the Committee in its sole discretion shall decide. The terms and conditions of any Award to any Participant shall be reflected in such form of written document as is determined by the Committee. A copy of such document shall be provided to the Participant, and the Committee may, but need not, require that the Participant sign a copy of such document.

ARTICLE II

DEFINITIONS

Capitalized terms not defined elsewhere in the Plan shall have the following meanings (whether used in the singular or plural):

“Affiliate” means any corporation, partnership, joint venture or other entity during any period in which at least a 25% voting or profits interest is owned, directly or indirectly, by the Company (or by any entity that is a successor to the Company), and any other business venture designated by the Committee in which the Company (or any entity that is a successor to the Company) has a significant interest, as determined in the discretion of the Committee. An entity shall be deemed an Affiliate of the Company for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained.

“Agreement” means a written agreement between a Participant and the Company which sets out the terms of the grant of an Option, Stock Appreciation Right or Stock Award, as described in Section 1.4, as any such Agreement may be supplemented or amended from time to time.

“Award” means any award or benefit granted under the Plan, including, without limitation, Options, Stock Appreciation Rights and Stock Awards.

“Beneficiary” means the person, persons, trust or trusts which have been designated by an Optionee in his most recent written beneficiary designation filed with the Company to receive the benefits specified under the Plan upon his death, or, if there is no designated Beneficiary or surviving designated Beneficiary, then the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute or statutes thereto, and any rules or regulations promulgated thereunder. Reference to any specific Code section shall include any successor section.

“Committee” means either the committee(s) described in Sections 3.1 and 3.3 or any other committee of the Board appointed or designated by it to administer the Plan in accordance with its terms.

“Company” means Knight Capital Group, Inc. and any successor entity.

“Date of Grant” means the date on which the Committee determines the terms of an Award to a specified Eligible Individual, including, the number of Shares subject to the Award and, in the case of an Option or a Stock Appreciation Right, the applicable Exercise Price.

“Director” means a duly elected member of the Company’s Board of Directors.

“Disability” means a Participant is qualified for long-term disability benefits under the applicable health and welfare plan of the Company, or if no such benefits are then in existence, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which, in the opinion of a physician selected by the Committee, can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than six months.

“Eligible Individual” means an Employee, whether or not a resident alien of the United States, who is described in Section 5.1.

“Employee” means a common law employee (as defined in accordance with the Regulations and Revenue Rulings then applicable under Section 3401(c) of the Code) of the Company or any Affiliate of the Company. The term “Employee” will also include an individual who is granted an Award, in connection with his hiring by the Company or any Affiliate, prior to the date the individual first becomes an Employee, but if and only if such Award does not vest prior to the date the individual first becomes an Employee.

“Employment Inducement Award” means an Award to a Participant that is determined by the Committee to qualify as an inducement award within the meaning of NASDAQ Rule 5635(c)(4) (or any successor rule relating to shareholder approval of equity compensation plans that includes an exemption for such awards and that is applicable to the Company).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor statute or statutes thereto. Reference to any specific Act section shall include any successor section.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute or statutes thereto. Reference to any specific Exchange Act section shall include any successor section.

“Executive Officer” means an Employee who is subject to the provisions of Section 16(b) of the Exchange Act.

“Exercise Price” means the price that must be paid by an Optionee upon exercise of an Option to purchase a share of Stock, or in the case of a Stock Appreciation Right, the price by which stock price appreciation is measured against.

“Fair Market Value” of a Share of Stock means the fair market value of such Stock determined by such methods or procedures as shall be established from time to time by the Committee. Unless otherwise determined by the Committee, the per share Fair Market Value of Stock as of a particular date shall mean the average of the high and low sales price per share of Stock on the principal exchange or market on which the Stock is then listed for the last preceding date on which there was a sale of such Stock on such exchange or market.

“Independent Auditor” means the certified public accounting firm that has been appointed by the Finance and Audit Committee of the Board (or its functional equivalent) to opine on the interim or annual financial statements of the Company.

“Nonqualified Option” means an option granted under this Plan that either is not intended to be or is not denominated as an Incentive Option, or that does not qualify as an incentive stock option under Section 422 of the Code.

“Option” means a Nonqualified Option.

“Optionee” means an Eligible Individual of the Company or a Subsidiary who has received an Option under this Plan, for the period of time during which such Option is held in whole or in part.

“Option Shares” means, with respect to any Option granted under this Plan, the Stock that may be acquired upon the exercise of such Option.

“Participant” means an Eligible Individual who has received an Option, Stock Appreciation Right or a Stock Award under this Plan.

“Plan” means this Knight Capital Group, Inc. 2009 Inducement Award Plan, as amended from time to time.

“Retirement” means retirement from the Company and its Affiliates upon a voluntary termination of employment by the Participant (other than in connection with events that would permit the Company to terminate a Participant for Cause) or a termination of Participant’s employment without Cause by the Company (a) after having been employed by the Company or its Affiliates for a minimum of five (5) full years of service (regardless of whether such service is continuous) and (b) the Participant achieving or exceeding fifty (50) years of age at time of departure, subject to Participant entering into a two year non-compete agreement in a form acceptable to the Company.

“Secretary” means the secretary of the Company or his designee.

“Shares” or “Stock” mean shares of common stock of the Company.

“Stock Appreciation Right” means a right, granted to a Participant pursuant to Article VIII hereof to receive upon exercise of such right before a specified date, to receive, in cash or shares of Common Stock (or a combination thereof) as determined by the Committee, an amount equal to the increase in Fair Market Value, of a specified number of shares of Common Stock over a specified exercise price per share.

“Stock Award” means an Award consisting of either Shares of Stock or a right to receive Shares in the future, each pursuant to Article X of the Plan.

“Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Company if, at the time of granting of an Award, each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain. An entity shall be deemed a Subsidiary of the Company for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained.

“Termination of Service, Terminate or Termination” occurs when a Participant ceases to be an Employee for any reason (including by reason of an Affiliate ceasing to be an Affiliate by reason of disposition or otherwise).

“Vesting Period” shall mean, in relation to Stock Awards, Options, or Stock Appreciation Rights, any period determined by the Committee during which such Stock Awards, Options or Stock Appreciation Rights may expire or be forfeited if the Participant terminates employment or if other circumstances specified by the Committee arise.

“Vesting Date” with respect to any Award granted hereunder means the date on which such Award becomes Vested, as designated in or determined in accordance with the Agreement with respect to such Award (subject to the terms of the Plan). If more than one Vesting Date is designated for an Award, reference in the Plan to a Vesting Date in respect of such Award shall be deemed to refer to each part of such Award and the Vesting Date for such part.

ARTICLE III

ADMINISTRATION

3.1 Committee. The Plan shall be administered by the Compensation Committee of the Board unless a different committee is appointed by the Board.

3.2 Powers of Committee. The Committee’s administration of the Plan shall be subject to the following:

3.2.a. Subject to the provisions of the Plan, the Committee will have the authority and discretion to select from among the Eligible Individuals those persons who shall receive Awards, to determine the time or times of receipt, to determine the types of Awards and the number of Shares covered by the Awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such Awards, to ensure that any Award granted under the Plan qualifies as an Employment Inducement Award; and, subject to the restrictions of Article XIII, to cancel or suspend Awards.

3.2.b. To the extent that the Committee determines that the restrictions imposed by the Plan preclude the achievement of the material purposes of the Awards in jurisdictions outside the United States, the Committee will have the authority and discretion to modify those restrictions as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of those jurisdictions.

3.3 Delegation by Committee. With respect to the grant of Options and Stock Appreciation Rights to Eligible Individuals who are not Executive Officers, and except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may delegate to any person or persons selected by it, who may or may not be Directors (“a Subcommittee”), all or any part of its responsibilities and powers as set forth above. Any such allocation or delegation may be revoked by the Committee at any time.

3.4 Information to be Furnished to Committee. The Company and its Affiliates shall furnish the Committee with such data and information as the Committee determines may be required for it to discharge its duties. The records of the Company and its Affiliates as to a Participant’s employment (or other provision of services), Termination of Service, leave of absence, reemployment (or return to service) and compensation shall be conclusive on all persons. Participants and other persons entitled to benefits under the Plan must furnish to the Committee such evidence, data, or information as the Committee considers desirable to carry out the terms of the Plan.

3.5 Rules and Interpretations. The Committee is authorized, subject to the provisions of the Plan, to establish, amend and rescind such rules and regulations as it deems necessary or advisable for the proper administration of the Plan and to take such other action in connection with or in relation to the Plan as it deems necessary or advisable. Each action and determination made or taken pursuant to the Plan by the Committee, including any interpretation or construction of the Plan, shall be final and conclusive for all purposes and upon all persons.

3.6 Liabilities and Indemnification. No member of the Committee shall be personally liable for any action, determination or interpretation made by him or the Committee in good faith with respect to the Plan or any Award granted pursuant thereto. Each member of the Committee shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by him or liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with this Plan, unless arising out of such member’s own fraud or bad faith. Such indemnification shall be in addition to any rights of indemnification the members of the Committee may have as directors or otherwise under the by-laws of the Company.

3.7 Costs of Plan. All expenses and liabilities incurred by the Committee in the administration of the Plan shall be borne by the Company. The Committee may employ attorneys, consultants, accountants or other persons in connection with the administration of the Plan. The Company, and its officers and directors, shall be entitled to rely upon the advice, opinions or valuations of any such persons.

ARTICLE IV

SHARES SUBJECT TO THE PLAN

4.1 Number of Shares. Subject to the following provisions of this Article IV, the maximum number of Shares with respect to which Awards may be granted during the term of the Plan shall be 500,000 (or the number and kind of Shares or other securities which are substituted for those Shares or to which those Shares are adjusted pursuant to the provisions of Article XI of the Plan).

4.2 Source of Shares. Shares of Stock will be made available from the currently authorized but unissued shares of the Company or from shares currently held or subsequently reacquired by the Company as treasury shares, including shares purchased in the open market or in private transactions.

4.3 Counting of Shares. The grant of any Option, Stock Appreciation Right or Restricted Stock Award hereunder shall count, equal in number to the Shares represented by such Award, towards the share maximum indicated in Section 4.1. To the extent that (i) any outstanding Option or Stock Appreciation Right for any reason expires, is terminated, forfeited or canceled without having been exercised, or if any Restricted Stock is forfeited, (ii) any Shares covered by an Award are not delivered because the Award is settled in cash or used to satisfy the applicable tax withholding obligation, or (iii) any shares are not otherwise deliverable for any other reason, such Shares shall be deemed to have not been delivered and shall be restored to the share maximum. If the exercise price of any Option granted under the Plan is satisfied by tendering Shares to the Company (by either actual delivery or attestation), the number of Shares tendered shall be restored to the share maximum.

ARTICLE V

ELIGIBILITY AND PARTICIPATION

5.1 General. The persons who shall be eligible to participate in the Plan and to receive Awards shall be such Employees (excluding Executive Officers) of the Company and its Affiliates (or, in the case of Options and Stock Appreciation Rights, Employees of the Company and its Subsidiaries) who are determined by the Committee to be eligible for an Employment Inducement Award.

5.2 Committee Discretion. Awards may be granted by the Committee at any time and from time to time to Participants as the Committee shall determine. Except as required by this Plan, Awards granted at different times need not contain similar provisions. The Committee’s determinations under the Plan (including without limitation, determinations of which Eligible Individuals, if any, are to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the agreements evidencing same) need not be uniform and may be made by it selectively among individuals who receive, or are eligible to receive, Awards under the Plan.

ARTICLE VI

GRANTS OF STOCK OPTIONS

6.1 Grant of Options. The grant of an Option shall convey to the Participant the right to purchase Shares of Stock at an Exercise Price and for a period of time established by the Committee. Subject to the limitations of the Plan, the Committee shall designate from time to time those Eligible Individuals to be granted Options, the time when each Option shall be granted, the number of Shares of Stock subject to such Option, and, subject to Section 6.3, the Exercise Price of the Option Shares. Options shall be evidenced by Agreements in such form and containing such terms and provisions not inconsistent with the provisions of the Plan as the Committee may from time to time approve. Each Optionee shall be notified promptly of such grant and a written Agreement shall be promptly executed and delivered by the Company to the Optionee.

6.2 Provisions of Options. Option Agreements shall conform to the terms and conditions of the Plan. Such Agreements may provide that the grant of any Option under the Plan, shall be subject to such other conditions (whether or not applicable to an Option or Stock received by any other Optionee) as the Committee determines appropriate, including, without limitation, provisions conditioning exercise upon the occurrence of certain events or performance or the passage of time, provisions to assist the Optionee in financing the purchase of Stock through the exercise of Options, provisions for forfeiture, restrictions on resale or other disposition of shares acquired pursuant to the exercise of Options, provisions conditioning the grant of the Option or future Options upon the Optionee retaining ownership of Shares acquired upon exercise for a stated period of time, and provisions to comply with federal and state securities laws and federal and state income tax and other payroll tax withholding requirements.

6.3 Exercise Price. The price at which Shares may be purchased upon exercise of an Option shall be fixed by the Committee on the Date of Grant and may not be less than 100% of the Fair Market Value of the Shares subject to the Option as of the Date of Grant, or, if greater, the par value of a Share.

6.4 Limitations on Exercisability. Except as otherwise determined by the Committee in the applicable Agreement or otherwise, no Option may be exercised in part or in full before the Vesting Date(s) applicable to such Option and no Option may be exercised after the Option expires by its terms as set forth in the applicable Agreement. In the case of an Option that is exercisable in installments, installments that are exercisable and not exercised shall remain exercisable during the term of the Option. The grant of an Option shall impose no obligation on the Optionee to exercise such Option.

6.5 Vesting. The Committee may specify in any Agreement a vesting schedule that must be satisfied before Options become Vested, such that except as otherwise determined by the Committee in the applicable Agreement or otherwise, all or any portion of an Option may not become Vested until a Vesting Date or Vesting Dates, or until the attainment of certain performance criteria as determined by the Committee, subject in any case to the terms of the Plan.

6.6 Limited Transferability of Options. Subject to the exceptions noted in this Section 6.6, no Option shall be transferable other than by will or the laws of descent and distribution. During the lifetime of the Optionee, the Option shall be exercisable only by such Optionee (or his or her court-appointed legal representative). The Committee may, in its sole discretion, provide in the applicable Agreement evidencing a Nonqualified Option that the Optionee may transfer, assign or otherwise dispose of an option (i) to his spouse, parents, siblings and lineal descendants, (ii) to a trust for the benefit of the Optionee and any of the foregoing, or (iii) to any corporation or partnership controlled by the Optionee, subject to such conditions or limitations as the Committee may establish to ensure compliance with any rule promulgated pursuant to the Exchange Act, or for other purposes. The terms applicable to the assigned Option shall be the same as those in effect for the Option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Committee may deem appropriate.

6.7 No Rights as a Stockholder. An Optionee or a transferee of an Option shall have no rights as a stockholder with respect to any Share covered by his Option until he shall have become the holder of record of such Share, and he shall not be entitled to any dividends or distributions or other rights in respect of such Share for which the record date is prior to the date on which he shall have become the holder of record thereof.

6.8 Option Term. The Committee shall specify the term during which any Option may be exercised, which shall be in all cases ten years or less. Except as otherwise provided by the Plan or by the Committee in the applicable Agreement otherwise, all Options shall expire upon the Optionee’s Termination of Service.

ARTICLE VII

EXERCISES OF STOCK OPTIONS

7.1 General. Any Option may be exercised in whole or in part at any time to the extent such Option has become Vested during the term of such Option; provided, however, that each partial exercise shall be for whole Shares only. Each Option, or any exercisable portion thereof, may only be exercised by delivery to the Secretary or his office, in accordance with such procedures for the exercise of Options as the Committee may establish from time to time, of (i) notice in writing signed by the Optionee (or other person then entitled to exercise such Option) that such Option, or a specified portion thereof, is being exercised; (ii) payment in full for the purchased Shares (as specified in Section 7.3 below); (iii) such representations and documents as are necessary or advisable to effect compliance with all applicable provisions of Federal or state securities laws or regulations; (iv) in the event that the Option or portion thereof shall be exercised by any individual other than the Optionee, appropriate proof of the right of such individual to exercise the Option or portion thereof; and (v) full payment to the Company of all amounts which, under federal or state law, it is required to withhold upon exercise of the Option (as specified in Section 12 below).

7.2 Certain Limitations. Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

7.3 Payment for Shares. Payment for Shares purchased under an Option granted hereunder shall be made in full upon exercise of the Option (except that, in the case of an exercise arrangement approved by the Committee and described in clause (v) below, payment may be made as soon as practicable after the exercise). The method or methods of payment of the purchase price for the Shares to be purchased upon exercise of an Option and of any amounts required by Section 12.5 shall be determined by the Committee and may consist of (i) cash, (ii) check, (iii) promissory note, (iv) the tendering, by either actual delivery or by attestation, of whole shares of Stock, having a Fair Market Value as of the day of exercise equal to the aggregate exercise price, or (v) through a special sale and remittance procedure pursuant to which the Optionee shall concurrently provide irrevocable written instructions to (a) a Company-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for the purchased shares plus all applicable Federal, state and local employment taxes required to be withheld by the Company by reason of such exercise, and (b) the Company to deliver the certificates for the purchased Shares directly to such brokerage firm in order to complete the sale. The permitted method or methods of payment of the amounts payable upon exercise of an Option, if other than in cash, shall be set forth in the applicable agreement and may be subject to such conditions as the Committee deems appropriate. If the Option exercise price may be paid in Shares as provided above, Shares delivered by the Optionee may be shares which were received by the Optionee upon exercise of one or more previously exercised Options, but only if such Shares have been held by the Optionee for at least six months, or such other period of time as is required, in the opinion of the Independent Auditor, to avoid adverse financial accounting results.

ARTICLE VIII

GRANTS OF STOCK APPRECIATION RIGHTS

8.1 Grant of Stock Appreciation Rights. The Committee may grant Stock Appreciation Rights either independently or in connection with an Option. Subject to the limitations of the Plan, the Committee shall designate from time to time those Eligible Individuals to be granted Stock Appreciation Rights, the time when each Stock Appreciation Right shall be granted, the number of Shares of Stock subject to such Stock Appreciation Right and, subject to Section 8.4, the Exercise Price of the Stock Appreciation Right. Stock Appreciation Rights shall be evidenced by Agreements in such form and containing such terms and provisions not inconsistent with the provisions of the Plan as the Committee may from time to time approve. Each recipient shall be notified promptly of such grant and a written Agreement shall be promptly executed and delivered by the Company to the recipient.

8.2 Provisions of Stock Appreciation Rights. Stock Appreciation Right Agreements shall conform to the terms and conditions of the Plan. Such Agreements may provide that the grant of any Stock Appreciation Right under the Plan shall be subject to such other conditions (whether or not applicable to an Option, Stock Appreciation Right or Stock received by any other recipient) as the Committee determines appropriate, including, without limitation, provisions conditioning exercise upon the occurrence of certain events or performance or the passage of time, provisions for forfeiture, provisions conditioning the grant of the Stock Appreciation Right or future Stock Appreciation Rights, and provisions to comply with federal and state securities laws and federal and state income tax and other payroll tax withholding requirements. Stock Appreciation Rights granted in connection with an Option either at the time of grant or by amendment, in which case each such Stock Appreciation Right shall be subject to the same terms and conditions as the related Option and shall be exercisable only at such times and to such extent as the related Option is exercisable.

8.3 Exercise Price. The Committee shall fix the exercise price of the Stock Appreciation Right on the Date of Grant which shall in no event be less than 100% of the Fair Market Value of one share of Common Stock on the date such Stock Appreciation Right was granted.

8.4 Limitations on Exercisability. Except as otherwise determined by the Committee in the applicable Agreement or otherwise, no Stock Appreciation Right may be exercised in part or in full before the Vesting Date(s) applicable to such Stock Appreciation Right. No Stock Appreciation Right may be exercised after the Stock Appreciation Right expires by its terms as set forth in the applicable Agreement. In the case of a Stock Appreciation Right that is exercisable in installments, installments that are exercisable and not exercised shall remain exercisable during the term of the Stock Appreciation Right. The grant of a Stock Appreciation Right shall impose no obligation on the recipient to exercise such Stock Appreciation Right.

8.5 Vesting. The Committee may specify in any Agreement a vesting schedule that must be satisfied before Stock Appreciation Rights become Vested, such that, except as determined by Committee in the applicable Agreement or otherwise, all or any portion of a Stock Appreciation Right may not become Vested until a Vesting Date or Vesting Dates, or until the attainment of one or more performance criteria, subject in any case to the terms of the Plan. Subsequent to the grant of a Stock Appreciation Right, the Committee may, at any time before complete termination of such Stock Appreciation Right, accelerate the time or times at which such Stock Appreciation Right may become Vested in whole or in part (without reducing the term of such Stock Appreciation Right).

8.6 Limited Transferability of Stock Appreciation Rights. Subject to the exceptions noted in this Section 8.6, no Stock Appreciation Right shall be transferable other than by will or the laws of descent and distribution. During the lifetime of the recipient, the Stock Appreciation Right shall be exercisable only by such recipient (or his or her court-appointed legal representative). The Committee may, in its sole discretion, provide in the applicable Agreement that the recipient may transfer, assign or otherwise dispose of an stock appreciation right (i) to his spouse, parents, siblings and lineal descendants, (ii) to a trust for the benefit of the recipient and any of the foregoing, or (iii) to any corporation or partnership controlled by the recipient, subject to such conditions or limitations as the Committee may establish to ensure compliance with any rule promulgated pursuant to the Exchange Act, or for other purposes. The terms applicable to the assigned Stock Appreciation Right shall be the same as those in effect for the recipient immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Committee may deem appropriate.

8.7 No Rights as a Stockholder. A recipient of a Stock Appreciation Right or a transferee of an Stock Appreciation Right shall have no rights as a stockholder with respect to any Share covered by his Stock Appreciation Right unless and until such time as the Participant exercises such Stock Appreciation Right and the Company settles such Stock Appreciation Right in Shares.

8.8 Stock Appreciation Right Term. All Stock Appreciation Rights shall specify the term during which the Stock Appreciation Right may be exercised, which shall be in all cases ten years or less. Except as otherwise set forth in the Plan or as provided by the Committee in the applicable Agreement or otherwise, all Stock Appreciation Rights shall expire upon the Optionee’s Termination of Service.

ARTICLE IX

EXERCISES OF STOCK APPRECIATION RIGHTS

9.1 Tandem Stock Appreciation Rights. A Stock Appreciation Right granted in connection with a Option shall entitle the holder to receive from the Company in exchange for the surrender to the Company of the related unexercised Option, or any portion thereof, an amount equal to the excess of the Fair Market Value of one share of the Common Stock on the day of the surrender of such Stock Option over the Stock Option Exercise Price.

9.2 Independent Stock Appreciation Right. A Stock Appreciation Right granted independently of an Option shall entitle the holder to receive upon exercise an amount equal to the excess of the Fair Market Value of one share of Common Stock on the day the Stock Appreciation Right is exercised over the Exercise Price of such Stock Appreciation Right.

9.3 Payment Upon Exercise of Stock Appreciation Rights. The Company’s obligation to any Participant exercising a Stock Appreciation Right may be paid in cash or shares of Common Stock, or partly in cash and partly in shares of Common Stock, at the sole discretion of the Committee. The number of shares of Common Stock deliverable upon the satisfaction of an obligation in respect of a Stock Appreciation Right that is satisfied in shares of Common Stock shall be determined based on the Fair Market Value of a share of Common Stock on the date of exercise of such Stock Appreciation Right.

ARTICLE X

GRANTS OF RESTRICTED STOCK AND RESTRICTED STOCK UNITS

10.1 Form of Awards. A Stock Award shall be transacted as either (i) the transfer of legal ownership of one or more Shares to an Eligible Individual (“Restricted Stock”), or (ii) the grant of a right to receive Shares at some point in the future (“Restricted Stock Units”). Both forms of Stock Awards will be subject terms and conditions set forth by the Committee in the applicable Agreement including terms and conditions relating to vesting and nontransferability restrictions that will lapse upon the achievement of one or more goals relating to the completion of service by the Participant, or the achievement of performance or other objectives, as determined by the Committee at the time of grant.

10.2 Vesting. Subject to accelerated vesting upon a Change in Control or upon termination of employment by reason of death, disability, or in the case of Options, Stock Appreciation Rights and Restricted Stock Units granted to an Employee, by reason of his Retirement, or as otherwise agreed to by the Committee, Restricted Stock Awards and Restricted Stock Unit Awards shall be subject to minimum three year vesting for time-based awards (provided that, where an award is subject to ratable vesting, such minimum three year vesting shall apply to the final vesting date with respect to such ratable award) and minimum one year vesting for performance-based awards and shall be subject to forfeiture in the event that conditions specified by the Committee in the applicable Agreement are not satisfied prior to the end of the applicable vesting period established by the Committee for such Awards. Conditions for repurchase (or forfeiture) may be based on continuing employment or service or achievement of pre-established performance or other goals and objectives.

10.3 Non-transferability of Stock Awards. Shares represented by Stock Awards may not be sold, assigned, transferred, pledged or otherwise encumbered, except as permitted by the Committee, until becoming Vested. Shares of Stock Awards shall be evidenced in such manner as the Committee may determine. Any certificates issued in respect of shares of Stock Awards shall be registered in the name of the Participant and, unless otherwise determined by the Committee, deposited by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). Upon becoming Vested, the Company (or such designee) shall deliver such certificates to the Participant or, if the Participant has died, to the Participant’s Beneficiary. Each certificate evidencing stock subject to Stock Awards shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Award. Any attempt to dispose of stock in contravention of such terms, conditions and restrictions shall be ineffective. During the restriction period, the Participant shall have all the rights of a stockholder for all such Shares, including the right to vote and the right to receive dividends thereon as paid.

10.4 Dividends and Dividend Equivalents. Subject to the requirements of Section 409A of the Code, a Stock Award may provide the Participant with the right to receive dividend payments or dividend equivalent payments with respect to Stock subject to the Award (both before and after the Stock subject to the Award is earned, Vested, or acquired), which payments may be either made currently or credited to an account for the Participant, and may be settled in cash or Stock, as determined by the Committee. Any such settlements, and any such crediting of dividends or dividend equivalents or reinvestment in Stock, may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Stock equivalents.

ARTICLE XI

EVENTS AFFECTING PLAN RESERVE OR PLAN AWARDS

11.1 Capital Adjustments.

11.1.a. If the Company subdivides its outstanding Shares into a greater number of Shares (including, without limitation, by stock dividend or stock split) or combines its outstanding shares of Stock into a smaller number of shares (by reverse stock split, reclassification or otherwise), or the Committee determines that any stock dividend, extraordinary cash dividend, reclassification, recapitalization, reorganization, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Shares, or other similar corporate event (including mergers or consolidations) affects the Stock such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under this Plan, then the Committee shall, in such manner as it may deem equitable and appropriate, make such adjustments to any or all of (i) the number of Shares reserved for the Plan, (ii) the number of shares subject to outstanding Awards, (iii) the Exercise Price with respect to outstanding Options and Stock Appreciation Rights, and any other adjustment that the Committee determines to be equitable; provided, however, that the number of Shares subject to any Option shall always be a whole number. The Committee may provide for a cash payment to any Participant of a Plan Award in connection with any adjustment made pursuant to this Section 11.1. Any such adjustment shall be final and binding upon all Participants, the Company, their representatives, and all other interested persons.

11.1.b. In the event of a transaction involving (i) a merger or consolidation in which the Company is not the surviving company or (ii) the sale or disposition of all or substantially all of the Company’s assets, provision shall be made in connection with such transaction for the assumption of Awards theretofore granted under the Plan, or the substitution for such Awards of new Awards of the successor corporation, with appropriate adjustment as to the number and kind of Shares and the purchase price for Shares thereunder, or, in the discretion of the Committee, the Plan and the Awards issued hereunder shall terminate on the effective date of such transaction if appropriate provision is made for payment to the Participant of an amount in cash equal to the Fair Market Value of a Share multiplied by the number of Shares subject to the Award less, in the case of Options and Stock Appreciation Rights, the exercise price for such Awards.

11.2 Death, Disability or Retirement of a Participant. Except as otherwise provided by the Committee in the applicable Agreement or otherwise, if a Participant ceases to be an Employee by reason of his death, Disability, or in the case of Options, Stock Appreciation Rights and Restricted Stock Units granted to an Employee, by reason of his Retirement, then notwithstanding any contrary waiting period, installment period or vesting schedule in any Agreement or in the Plan, each outstanding Award granted to or Share purchased by such Participant shall immediately become Vested and, in the case of an Option or Stock Appreciation Right, exercisable in full in respect of the aggregate number of shares covered thereby. Each Option or Stock Appreciation Right may thereafter be exercised by the Participant or by Participant’s estate, as the case may be, for a period of thirty-six months from the date of death or Termination of Service due to Disability or Retirement, as applicable. In no event, however, shall an Option or Stock Appreciation Right remain exercisable beyond the latest date on which it could have been exercised without regard to this Section 11.2.

11.3 Termination of Service By Company. Except as otherwise provided by the Committee in the applicable Agreement or otherwise, if a Participant’s employment or service to the Company or any of its Affiliates is terminated for reasons other than those set forth in Sections 11.2 and 11.4, all Options and Stock Appreciation Rights held by the Participant that were not Vested immediately prior to such termination shall become null and void at the time of the termination. Any Options and Stock Appreciation Rights that were exercisable immediately prior to the termination will continue to be exercisable for a period of three months, and shall thereupon terminate. In no event, however, shall an Option remain exercisable beyond the latest date on which it could have been exercised without regard to this Section 11.3. In addition, all rights to Shares or Restricted Stock Units as to which there remain unlapsed restrictions as of the date of such Termination of Service shall be forfeited by such participant to the Company without payment or any consideration by the Company, and neither the Participant nor any successors, heirs, assigns or personal representatives of such Participant shall thereafter have any further rights or interest in such Shares. Notwithstanding the above, except as otherwise provided by the Committee in the applicable Agreement or otherwise, if a Participant’s employment or service relationship with the Company or any of its Affiliates shall be terminated by the Company or such Affiliate for Cause, then any Options and Stock Appreciation Rights held by such Participant, whether or not then Vested, shall immediately terminate. For these purposes, Cause shall have the meaning ascribed thereto in any employment agreement to which such Participant is a party or, in the absence thereof, shall mean, unless otherwise defined in the applicable Agreement, (A) a felony conviction of the Participant, (B) the commission by the Participant of an act of fraud or embezzlement against the Company, (C) the Participant’s willful misconduct or gross negligence materially detrimental to the Company, (D) the Participant’s wrongful dissemination or use of confidential or proprietary information, or (E) the intentional and habitual neglect by the Participant of his duties to the Company.

11.4 Change-In-Control. In the event of a Change-In-Control, each outstanding Award or Share purchased pursuant to any Award shall, if not fully vested, become fully vested and, in the case of Options and Stock Appreciation Rights, fully exercisable with respect to the total number of shares of Common Stock at the time subject to such Option or Stock Appreciation Right and may be exercised for any or all of those shares. For the purposes of this section 11.4, a Change-In-Control shall mean the first to occur of:

(i)	the acquisition by any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act ) of “beneficial ownership” (within the meaning of Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing thirty five percent (35%) or more of either the then outstanding Stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; provided, however, that for purposes of this subsection (i), the following transactions shall not constitute a Change in Control: (A) an acquisition by the Company, (B) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company, (C) an acquisition by an entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Stock, or (D) an acquisition by an entity pursuant to a Business Combination (as defined in subsection (iii) of this Section 10.6) that satisfies clauses (A), (B) and (C) of such subsection;

(ii)	the following individuals cease for any reason to constitute a majority of the Company’s Directors then serving: individuals who as of the date hereof constitute the Board (the “Initial Directors”) and any new Director (a “New Director”) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds of the Directors then in office who either are Initial Directors or New Directors; provided, however, that a Director whose initial assumption of office is in connection with an actual or threatened election contest (including but not limited to a consent solicitation) relating to the election of Directors of the Company shall not be considered a New Director;

(iii)	a reorganization, merger or consolidation or a sale or disposition of all or substantially all of the Company’s assets (a “Business Combination”), other than a Business Combination in which (A) the voting securities of the Company outstanding immediately prior thereto and entitled to vote generally in the election of directors continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity or parent outstanding immediately after such Business Combination and entitled to vote generally in the election of directors; (B) no “person” (as hereinabove defined), other than the Company, an employee benefit plan (or related trust) sponsored or maintained by the Company, or an entity resulting from such Business Combination, acquires more than twenty percent (20%) of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors, and (C) at least a majority of the members of the board of directors of the entity resulting from such Business Combination were Initial Directors or New Directors at the time of the execution of the initial agreement, or action of the Board, providing for such Business Combination; or

(iv)	the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

In addition, for each Award subject to Section 409A of the Code, to the extent required to avoid the imposition of additional taxes and penalties under Section 409A of the Code, a “Change in Control” shall be deemed to have occurred under this Plan with respect to such Award only if a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company shall also be deemed to have occurred under Section 409A of the Code.

11.5 Recapture of Option or Stock Appreciation Right Profit. In the case of an Employee who has been granted a Stock Appreciation Right or Option and exercised such Stock Appreciation Right or Option under this Plan, who has terminated employment, and who has engaged in Harmful Conduct, the Committee may, in its sole discretion, require such Employee to pay to the Company his Recent Option Profit. For the purposes of this Section 11.5, “Harmful Conduct” means a breach in any material respect of an agreement to not reveal confidential information regarding the business operations of the Company or any Subsidiary, or to refrain from solicitation of the customers, suppliers or employees of the Company or any Subsidiary. “Recent Option Profit” means an amount equal to the excess of (i) the Fair Market Value of the Stock purchased by such individual through the exercise of Options or Stock Appreciation Rights during the fifteen month period commencing twelve months before the individual’s last day of employment and ending three months after the last day of employment over (ii) the aggregate Exercise Price of such Options or Stock Appreciation Rights.

ARTICLE XII

MISCELLANEOUS PROVISIONS

12.1 Legends. Each certificate evidencing Shares obtained through the Plan shall bear such legends as the Committee deems necessary or appropriate to reflect or refer to any terms, conditions or restrictions applicable to such Shares, including, without limitation, any to the effect that the Shares represented thereby (i) are subject to contractual restrictions regarding disposition, and (ii) may not be disposed of unless the Company has received an opinion of counsel, acceptable to the Company, that such dispositions will not violate any federal or state securities laws.

12.2 Rights of Company. Nothing contained in the Plan or in any Agreement, and no action of the Company or the Committee with respect thereto, shall interfere in any way with the right of the Company or a Subsidiary to terminate the employment of the Participant at any time, with or without Cause. The grant of Awards pursuant to the Plan shall not affect in any way the right or power of the Company to make reclassifications, reorganizations or other changes of or to its capital or business structure or to merge, consolidate, liquidate, sell or otherwise dispose of all or any part of its business or assets.

12.3 Designation of Beneficiaries. Each Participant who shall be granted an Award may designate a Beneficiary or Beneficiaries and may change such designation from time to time by filing a written designation of Beneficiary or Beneficiaries with the Committee on a form to be prescribed by it, provided that no such designation shall be effective unless so filed prior to the death of such person.

12.4 Compliance with Other Laws and Regulations. The obligation of the Company with respect to the grant and exercise Awards hereunder shall be subject to all applicable laws, rules and regulations and such approvals by any governmental agencies as may be required, including, without limitation, the effectiveness of any registration statement required under the Securities Act of 1933, and the rules and regulations of any securities exchange or association on which the Stock may be listed or quoted.

12.5 Payroll Tax Withholding. The Company’s obligation to deliver Shares under the Plan shall be subject to applicable federal, state and local tax withholding requirements. To the extent that the Company is required to withhold any Federal, state or local taxes in respect of any compensation income realized by the Participant in respect of shares acquired pursuant to an Award, or in respect of any such shares of Stock becoming Vested, then the Company shall deduct from any payments of any kind otherwise due to such Participant the aggregate amount of such Federal, state or local taxes required to be so withheld. If no such payments are due or to become due to such Participant, or if such payments are insufficient to satisfy such Federal, state or local taxes, then such Participant will be required to pay to the Company, or make other arrangements satisfactory to the Company regarding payment to the Company of, the aggregate amount of any such taxes. All matters with respect to the total amount of taxes to be withheld in respect of any such compensation income shall be determined by the Committee, in its sole discretion. Federal, state and local withholding tax due upon the exercise of any Option or Stock Appreciation Right or the vesting of a Stock Award may, in the discretion of the Committee, be paid in Shares already owned by the Participant or through the withholding of shares otherwise issuable to such Participant, upon such terms and conditions as the Committee shall determine which shares shall have an aggregate Fair Market Value equal to the required minimum withholding payment.

12.6 Non-Exclusivity of the Plan. Neither the adoption of the Plan by the Board nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options and the awarding of stock and cash otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

12.7 Exclusion from Benefit Computation. By acceptance of an Award, unless otherwise provided in the applicable Agreement, each Participant shall be deemed to have agreed that such Award is special incentive compensation that will not be taken into account, in any manner, as salary, compensation or bonus in determining the amount of any payment under any health and welfare, pension, retirement or other employee benefit plan, program or policy of the Company or any Subsidiary. In addition, each beneficiary of a deceased Participant shall be deemed to have agreed that such Award will not affect the amount of any life insurance coverage, if any, provided by the Company on the life of the Participant which is payable to such beneficiary under any life insurance plan covering employees of the Company or any Subsidiary.

12.8 Governing Law. The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware.

12.9 No Rights to Continued Employment. The Plan does not constitute a contract of employment, and selection as a Participant will not give any participating Employee the right to be retained in the employ of the Company or any Affiliate, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.

12.10 Gender and Number. Where the context permits, words in any gender shall include the other gender, words in the singular shall include the plural, and the plural shall include the singular.

12.11 Unfunded Status. Neither a Participant nor any other person shall, by reason or participation in the Plan, acquire any right in or title to any assets, funds or property of the Company or any Affiliate whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any Affiliate, in its sole discretion may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the Stock or amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Affiliate, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any Affiliate shall be sufficient to pay any benefits to any person.

ARTICLE XIII

TERMINATION AND AMENDMENT

13.1 Termination and Amendment of the Plan. The Board or the Committee may at any time terminate the Plan, and may, from time to time, suspend or discontinue the Plan or modify or amend the Plan in such respects as it shall deem advisable.

13.2 Modification. No termination, modification or amendment of the Plan or any outstanding Award may, without the consent of the person to whom any Award shall theretofore have been granted, adversely affect the rights of such person with respect to such outstanding Award. With the consent of the Participant and subject to the terms and conditions of the Plan and applicable laws, the Committee may amend outstanding Agreements with any Participant, including, without limitation, any amendment which would (i) accelerate the time or times at which the Option or Stock Appreciation Right may be exercised or any other Award would become Vested and/or (ii) extend the scheduled expiration date of the Option or Stock Appreciation Right; provided however that no Option may be repriced, replaced, regranted through cancellation, or modified without stockholder approval (except in connection with an event described in Sections 11.1), if the effect of such change in terms would be to reduce the exercise price for the shares underlying such Option.

13.3 Section 409A Compliance. The intent of the parties is that payments and benefits under the Plan comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and be administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Participant shall not be considered to have terminated employment with the Company for purposes of the Plan and no payment shall be due to the Participant under the Plan or any Agreement until the Participant would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Any payments described in the Plan that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in the Plan, to the extent that any Awards are payable upon a separation from service and such payment would result in the imposition of any individual excise tax and late interest charges imposed under Section 409A of the Code, the settlement and payment of such awards shall instead be made on the first business day after the date that is six (6) months following such separation from service (or death, if earlier).